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                                                                   EXHIBIT 10.19

                      SECOND ADDENDUM TO RESELLER AGREEMENT
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This Second Addendum to the Reseller Agreement dated September 18, 1997
(hereinafter the "Agreement") and First Addendum to the Agreement executed on September 17, 1998 (hereinafter the "First Addendum") is made and entered into the 1st day of August, 2000 by and between T/R Systems, Inc., a corporation organized and existing under the laws of the State of Georgia, USA (hereinafter the "Company") and Kyocera Mita Corporation (formerly Mita Industrial Co., Ltd.) a corporation organized and existing under the laws of the country of Japan ( hereinafter "Reseller").

WHEREAS, the Reseller desires:

(i) for the Company to perform certain development projects for connectivity to printer and copier products marketed by the Reseller.

(ii) the right to market the results of the development in the territory specified in Schedules for development projects attached to this Addendum.

WHEREAS, the Company desires to perform development projects for the Reseller as requested and agreed in accordance with Schedules attached to this Second Addendum. Such Schedules to be numbered 1-1,1-2 and so forth specifying the development project and the associated territory authorized for marketing of the Deliverables of the Projects by the Reseller.

NOW THEREFORE, in consideration of the mutual promises and covenants herein contained and other valuable consideration, the receipt of which are hereby acknowledged, the parties hereto agree as follows:

1. The Company agrees to perform development projects as requested from time to time by the Reseller. Deliverables (equivalent to the "Addendum Deliverables" defined in the First Addendum), schedules and related development fees for each project will be specified on Project Schedules attached to this Second Addendum.

2. The Company agrees to sell Deliverables, but does not transfer any intellectual property ownership in Deliverables, to Reseller for distribution in the territory as specified in each Project Schedule on an exclusive basis for the Enable Software for connectivity to output devices for development projects funded by Reseller. The MicroPress and its associated optional software are provided on a non-exclusive basis in the territory. The Company agrees to notify the Reseller when other third parties become authorized to distribute the non-exclusive products in the territory.

3.       Pricing for Deliverables will be as specified in the Price List.

4. Reseller shall pay for Products and Deliverables, or cause such payment to be made on its behalf, within * (*) days after the bill of lading date.

5. Payment for Development Fees shall be in accordance with the payment terms noted on the Project Schedule for the specific project attached to this Second Addendum.

6. The Company shall provide Reseller (not Reseller Customers or End Users) with software updates and technical support by phone and e-mail for a maintenance charge. A maintenance charge rate of * percent (*%) is due and payable * as attested below in respect of Deliverables purchases (including equipment purchases and any other purchases). The maintenance charge is payable on the * day of * in respect of the * ending *, and such * payment shall equal * percent ( *%) of the amounts paid or payable in respect of Deliverables ordered during such *.

7. Except to the extent otherwise provided for herein, or unless the context indicates otherwise, all provisions in the Agreement and the First Addendum relating to the purchase and sales of Products shall apply to the


* Confidential information has been omitted and filed separately with the Commission.

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         purchase and sale of Deliverables under this Addendum, including without limitation, the obligations of the Reseller under Section 3 of the Agreement to the extent applicable; the provisions governing Orders, Price, and Payment and Delivery Terms in Section 4, 5 and 6; the Patent and Copyright Indemnity and Warranty in Sections 7 and 11, without application, however, to hardware, printer or other components or equipment not supplied by the Company, and subject to the Limitation of Remedies in Section 12; and provisions governing Protection of Proprietary Information in Section 15. The term of this Addendum shall be co-extensive with the term of the Agreement and is subject to the termination provisions of the Agreement.

8. Other than specifically provided for herein, this Addendum shall not modify or amend or otherwise alter, or constitute any waiver of any rights or remedies under the Agreement.

IN WITNESS WHEREOF, the Company and Reseller hereby have duly executed this Reseller Agreement in duplicate on the dates indicated hereon.

T/R SYSTEMS, INC.                              KYOCERA MITA CORPORATION

By:           /s/ Lyle W. Newkirk              By:    /s/ Koji Seki
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Print Name:          Lyle W. Newkirk           Print Name:  Koji Seki
           -------------------------------                ----------------------


Title:  Sr. Vice Pres., CFO and Treasurer      Title:   President
      ------------------------------------           ---------------------------


Date:                                          Date:
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                                  SCHEDULE 1-1

                     DEVICE CONNECTIVITY DEVELOPMENT PROJECT

NAME OF DEVICE FOR CONNECTIVITY:          *
AUTHORIZED TERRITORY FOR DISTRIBUTION:    WORLDWIDE
DEVELOPMENT FEE:                          $*
MINIMUM PURCHASE QUANTITY:                *
ESTIMATED START DATE:                     *
ESTIMATED COMPLETION DATE:                *


KYOCERA MITA PROJECT DELIVERABLES:  JOINT

         -        Supply of Controller Command Sets and Interface Information

         -        Technical Resource Availability for Interface Clarification

         -        Joint Development of Acceptance Criteria with T/R Systems

         -        * Printers and Set-up to Support Project Plan (* to * units)


T/R PROJECT DELIVERABLES:

         -        Project Scope and Definition

         -        Project Plan

         -        * Connectivity Design and Development

         -        * Specific Software Design and Development

         -        Regulatory Testing (US Only)

         -        Quality Assurance Testing

         -        Installation Instructions

         -        Documentation Specific to * PrintLink and * Specific Software


NOTES:

         1.       Payment of $* for the Development Fee for the * shall be due
                  *.

         2. Translation of this version's software screens and documentation into Japanese is included in the Development Fee. Translation of subsequent versions into Japanese will be available for $*. Schedules and Requirements for the Japanese version will be mutually agreed.

         3. Translation of this version's software screens and documentation into additional languages (French, German, and Spanish) will be available for $* per language. Translation of subsequent versions into these additional languages will be available for $*. Schedules and Requirements for additional language versions will be mutually agreed.

         4. This project assumes connectivity of the MicroPress to the * through the Kyocera Mita provided Controller. Changes in approach and scope of work, may result in changes in the fees associated with this project.

* Confidential information has been omitted and filed separately with the Commission.